Exhibit 5(A)

UNDERWRITING AGREEMENT

This Agreement dated this 15th day of August 2005 is by and between CNA INVESTOR SERVICES, INC. (herein called “Company”), an Illinois corporation, and CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B) (herein called the “Separate Account”), an Investment Company under the Investment Company Act of 1940.

WITNESSETH:

WHEREAS, Company is a broker-dealer that engages in the underwriting of variable insurance products and other investment products;

WHEREAS, Separate Account desires to issue certain variable insurance products described more fully below to the public through Company acting as principal underwriter;

WHEREAS, Company and the Separate Account agree that Company shall be a statutory underwriter within the meaning of Section 2(11) of the Securities Act of 1933 and principal underwriter under Section 2(a)(29) of the Investment Company Act of 1940; and

WHEREAS, Company and the Separate Account have entered into this agreement to meet the requirements of Section 15(b) of the Investment Company Act of 1940.

NOW, THEREFORE, in consideration of their mutual promises, Separate Account and Company hereby agree as follows:

1.	Additional Definitions.

a.	Contracts — The class or classes of variable insurance products set forth on Schedule 1 to this Agreement as in effect at the time this Agreement is executed, and such other classes of variable insurance products that may be added to Schedule 1 from time to time in accordance with Section 11.b of this Agreement, and including any riders to such contracts and any other contracts offered in connection therewith. For this purpose and under this Agreement generally, a “class of Contracts” shall mean those Contracts issued by Separate Account on the same policy form or forms and covered by the same Registration Statement.

b.	Registration Statement — At any time that this Agreement is in effect, each currently effective registration statement filed with the SEC ,as hereinafter defined, under the 1933 Act on a prescribed form, or currently effective post-effective amendment thereto, as the case may be, relating to a class of Contracts, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment. For purposes of Section 9 of this Agreement, the term “Registration Statement” means any document which is or at any time was a Registration Statement within the meaning of this Section 1.b.

c.	Prospectus — The prospectus included within a Registration Statement, except that, if the most recently filed version of the prospectus (including any supplements thereto) filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which a Registration Statement became effective differs from the prospectus included within such Registration Statement at the time it became effective, the term “Prospectus” shall refer to the most recently filed prospectus filed under Rule 497 under the 1933 Act, from and after the date on which it shall have been filed. For purposes of Section 9 of this Agreement, the term “any Prospectus” means any document which is or at any time was a Prospectus within the meaning of this Section 1.c.

d.	Variable Account — A separate account supporting a class or classes of Contracts and specified on Schedule 1 as in effect at the time this Agreement is executed, or as it may be amended from time to time in accordance with Section 11.b of this Agreement

e.	1933 Act — The Securities Act of 1933, as amended.

f.	1934 Act — The Securities Exchange Act of 1934, as amended.

g.	1940 Act — The Investment Company Act of 1940, as amended.

h.	SEC — The Securities and Exchange Commission.

i.	NASD — The National Association of Securities Dealers, Inc.

j.	Regulations — The rules and regulations promulgated by the SEC under the 1933 Act, the 1934 Act and the 1940 Act as in effect at the time this Agreement is executed or thereafter promulgated.

k.	Representative — When used with reference to Company or a Selling Broker-Dealer, an individual who is an associated person, as that term is defined in the 1934 Act, thereof.

l.	Application — An application for a Contract.

m.	Premium — A payment made under a Contract by an applicant or purchaser to purchase benefits under the Contract.

2.	Authorization and Appointment.

a.	Scope of Authority. Separate Account hereby authorizes Company on an exclusive basis, and Company accepts such authority, subject to the registration requirements of the 1933 Act and the 1940 Act and the provisions of the 1934 Act and conditions herein, to be the principal underwriter for the sale of the Contracts to the public in each state and other jurisdiction in which the Contracts may lawfully be sold during the term of this Agreement. The Contracts shall be offered for sale and distribution at premium rates set from time to time by Separate Account. Company shall use its best efforts to market the Contracts directly subject to compliance with applicable law, including rules of the NASD.

b.	Limits on Authority. Company shall act as an independent contractor and nothing herein contained shall constitute Company or its agents, officers or employees as agents, officers or employees of Separate Account solely by virtue of their activities in connection with the sale of the Contracts hereunder. Company and its Representatives shall not have authority, on behalf of Separate Account: to make, alter or discharge any Contract or other insurance policy or annuity entered into pursuant to a Contract; to waive any Contract forfeiture provision; to extend the time of paying any Premium; or to receive any monies or Premiums (except for the sole purpose of forwarding monies or Premiums to Separate Account). Company shall not expend, nor contract for the expenditure of, the funds of Separate Account. Company shall not possess or exercise any authority on behalf of Separate Account other than that expressly conferred on Company by this Agreement.

c.	Effective Date of Appointment. This Agreement shall begin upon the earlier of the approval of this Agreement by the Illinois Department of Insurance or if notice of disapproval by the Illinois Department of Insurance has not been received by the Separate Account within 30 days after the date of the filing of this Agreement with the Illinois Department of Insurance and will continue in force until February 15, 2006 and indefinitely thereafter, but only so long as such continuance is specifically approved at least annually by the Committee Members of the Separate Account, who are neither parties to the Agreement nor interested persons of any such party. Any such vote shall be cast in person at a meeting called for the purpose of voting on the approval of continuing this Agreement.

3.	Solicitation Activities.

a.	Company Representatives. No Company Representative shall solicit the sale of a Contract unless at the time of such solicitation such individual is duly registered with the NASD and duly licensed with all applicable state insurance and securities regulatory authorities, and is duly appointed as an agent of Separate Account.

b.	Solicitation Activities. All solicitation and sales activities engaged in by Company and the Company Representatives with respect to the Contracts shall be in compliance with all applicable federal and state securities laws and regulations, where applicable, as well as all applicable insurance laws and regulations. In particular, without limiting the generality of the foregoing:

(1)	Company shall train, supervise and be solely responsible for the conduct of Company Representatives in their solicitation of Applications and Premiums and distribution of the Contracts, and shall supervise their compliance with applicable rules and regulations of any insurance or securities regulatory agencies that have jurisdiction over variable insurance product activities.

(2)	Neither Company nor any Company Representative shall offer, attempt to offer, or solicit Applications for, the Contracts or deliver the Contracts, in any state or other jurisdiction unless Separate Account has notified Company that such Contracts may lawfully be sold or offered for sale in such state, and has not subsequently revised such noting.

(3)	Neither Company nor any Company Representative shall give any information or make any representation in regard to a class of Contracts in connection with the offer or sale of such class of Contracts that is not in accordance with the Prospectus or statement of additional information for such class of Contracts, or in the then-currently effective prospectus, or in current advertising materials for such class of Contracts authorized by the Separate Account.

(4)	All Premiums paid by check or money order that are collected by Company or any of its Representatives shall be remitted promptly, and in any event not later than noon of the next business day, in full, together with any Applications, forms and any other required documentation, to the address provided to Company. Premiums may be transmitted by wire order from Company to the designated address in accordance with the procedures set forth from time to time. If any Premium is held at any time by Company, Company shall hold such Premium in a fiduciary capacity and such Premium shall be remitted promptly, and in any event not later than noon of the next business day, to Separate Account. Company acknowledges that all such Premiums, whether by check, money order or wire, shall be the property of Separate Account. Company acknowledges that Separate Account shall have the unconditional right to reject, in whole or in part, any Application or Premium.

c.	Representations and Warranties of Company. Company represents and warrants to Separate Account that Company is and shall remain registered during the term of this Agreement as a broker-dealer under the 1934 Act, is a member with the NASD, and is duly registered under applicable state securities laws, and that Company is and shall remain during the term of this Agreement in compliance with Section 9(a) of the 1940 Act.

4.	Marketing Materials.

a.	Preparation and Filing. Separate Account shall be primarily responsible for the design and preparation of all promotional, sales and advertising material relating to the Contracts. Company shall be responsible for filing such material, as required, with the NASD and any state securities regulatory authorities. Separate Account shall be responsible for filing all promotional, sales or advertising material, as required, with any state insurance regulatory authorities and the SEC. Separate Account shall be responsible for preparing the Contract Forms and filing them with applicable state insurance regulatory authorities, and for preparing the Prospectuses and Registration Statements and filing them with the SEC and state regulatory authorities, to the extent required. The parties shall notify each other expeditiously of any comments provided by the SEC, NASD or any applicable securities or insurance regulatory authority on such material, and will cooperate expeditiously in resolving and implementing any comments, as applicable.

b.	Use in Solicitation Activities. Separate Account shall be responsible for furnishing Company with such Applications, Prospectuses and other materials for use by Company and any Selling Broker-Dealers in their solicitation activities with respect to the Contracts.

5.	Compensation and Expenses.

a.	The Company shall not receive any compensation for its services hereunder from the Separate Account; however Continental Assurance Company (which already receives certain fees from the Separate Account) shall pay the Company a fee of $5,000 annually.

b.	As between the Company and the Separate Account, the Separate Account shall be responsible for all expenses in connection with:

(1)	the preparation and filing of each Registration Statement (including each pre-effective and post-effective amendment thereto) and the preparation and filing of each Prospectus (including any preliminary and each definitive Prospectus);

(2)	the preparation, underwriting, issuance and administration of the Contracts;

(3)	any registration, qualification or approval or other filing of the Contracts or Contract forms required under the insurance laws of the states in which the Contracts will be offered, as well as any applicable state securities laws.

(4)	all registration fees for the Contracts payable to the SEC;

(5)	the printing of all promotional materials, definitive Prospectuses for the Contracts, and any supplements thereto for distribution to existing Contractholders; and

(6)	Company shall pay any other expenses incurred by Company or its Representatives or employees for the purpose of carrying out the obligations of Company hereunder.

6.	Compliance.

a.	Maintaining Registration and Approvals. Separate Account shall be responsible for maintaining the registration of the Contracts with the SEC and any applicable state securities regulatory authority with which such registration is required, and for gaining and maintaining approval of the Contract forms where required under the insurance laws and regulations of each state or other jurisdiction in which the Contracts are to be offered.

b.	Confirmations and 1934 Act Compliance. Company as agent for Separate Account, , shall confirm to each applicant for and purchaser of a Contract in accordance with Rule 10b-10 under the 1934 Act acceptance of Premiums and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder. Separate Account shall maintain and preserve such books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply. Separate Account shall maintain all such books and records and hold such books and records on behalf of and as agent for Company whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act.

c.	Issuance and Administration of Contracts. Separate Account shall be responsible for issuing the Contracts and administering the Contracts and the Variable Account, provided, however, that Company shall have full responsibility for the securities activities of all persons employed by the Separate Account, engaged directly or indirectly in the Contract operations, and for the training, supervision and control of such persons to the extent of such activities.

7.	Investigations and Proceedings.

a.	Cooperation. Company and Separate Account shall cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement. Without limiting the foregoing, Separate Account and Company shall notify each other promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by either party with respect to the Contracts

8.	Indemnification.

a.	By Separate Account. Separate Account shall indemnify and hold harmless Company and each person who controls or is associated with Company within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Company and/or any such person may become subject, under any statute or regulation, any NASD rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

(1)	arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any (i) Registration Statement or in any Prospectus or (ii) blue-sky application or other document executed by Separate Account specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws or insurance laws of any jurisdiction, where applicable; provided that Separate Account shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to Separate Account by Company specifically for use in the preparation of any such Registration Statement or any such blue-sky application or any amendment thereof or supplement thereto:

(2)	result from any breach by Separate Account of any provision of this Agreement.

This indemnification agreement shall be in addition to any liability that Separate Account may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification

b.	By Company. Company shall indemnify and hold harmless Separate Account and each person who controls or is associated with Separate Account within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Separate Account and/or any such person may become subject under any statute or regulation, any NASD rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

(1)	arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any (i) Registration Statement or in any Prospectus, or (ii) blue-sky application or other document executed by Separate Account specifically for the purpose of qualifying any or all of the Contracts for sale under applicable securities laws or insurance laws of any jurisdiction, where applicable; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing by Company to Separate Account specifically for use in the preparation of any such Registration Statement or any such blue-sky application or any amendment thereof or supplement thereto

(2)	result because of any use by Company or any Company Representative of promotional, sales or advertising material not authorized by Separate Account or any verbal or written misrepresentations by Company or any Company Representative or any unlawful sales practices concerning the Contracts by Company or any Company Representative under federal securities laws or NASD regulations; or

(3)	result from any breach by Company of any provision of this Agreement. This indemnification shall be in addition to any liability that Company may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

c.

General. Promptly after receipt by a party entitled to indemnification (“indemnified person”) under this Section 9 of notice of the commencement of any action as to which a claim will be made against any person obligated to provide indemnification under this Section 9 (“indemnifying party”), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this Section 9. The indemnifying party will be entitled to participate in the defense of the indemnified person but such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified person for reasonable legal and other expenses incurred by such indemnified person in defending himself or itself. The indemnification provisions contained in this Section 9 shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of Company or Separate

Account, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 9.

9.	Termination. This Agreement shall terminate automatically upon assignment. This Agreement may be terminated at any time for any reason by either party upon 60 days’ written notice to the other party, without payment of any penalty. This Agreement may be terminated at the option of either party to this Agreement upon the other party’s material breach of any provision of this Agreement or of any representation or warranty made in this Agreement, unless such breach has been cured within 10 days after receipt of notice of breach from the non-breaching party. Upon termination of this Agreement all authorizations, rights and obligations shall cease except the rights and obligations under Section 8 and the obligation to settle accounts hereunder, including commissions on Premiums subsequently received for Contracts in effect at the time of termination or issued pursuant to Applications received by Separate Account prior to termination.

10.	Miscellaneous.

a.	Schedules. The parties to this Agreement may amend Schedule 1 to this Agreement from time to time to reflect additions of any class of Contracts. The provisions of this Agreement shall be equally applicable to each such class of Contracts that may be added to the Schedule, unless the context otherwise requires. Any other change in the terms or provisions of this Agreement shall be by written agreement between Separate Account and Company.

b.	Rights and Remedies are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

c.	Interpretation: Jurisdiction. This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject matter. No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement. This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the state of Illinois without giving effect to principles of conflict of laws.

d.	Severability. This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

e.	Regulation. This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act and 1940 Act and the regulations thereunder, and the rules and regulations of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

f.	Section and Other Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by such authorized officers as of the date specified above.

CNA INVESTOR SERVICES, INC.

By:	/s/ Carol Kuntz
Name:	Carol Kuntz
Title:	President

CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)

By:	/s/ Dennis R. Hemme
Name:	Dennis R. Hemme
Title:	Chairman

SCHEDULE 1

The terms of this underwriting agreement are limited to the following insurance product(s):

Variable annuity products issued by the Separate Account as described in the Separate Account’s current Prospectus.